Exhibit 10.4
NOTICE TO U.S. TAX RESIDENTS:

VESTING OF THIS RESTRICTED STOCK UNIT AWARD WILL BE A TAXABLE EVENT AND WILL RESULT IN THE RECOGNITION BY YOU OF ORDINARY INCOME IN AN AMOUNT EQUAL TO THE FAIR MARKET VALUE OF THE SHARES UNDERLYING THIS RESTRICTED STOCK UNIT AWARD THAT BECOME VESTED. ON SUCH DATE WHEN VESTING OCCURS AND AS A CONDITION TO THE SHARES BEING RELEASED TO YOU, THE COMPANY MUST COLLECT ALL REQUIRED INCOME, SOCIAL AND OTHER PAYROLL TAX WITHHOLDING FROM YOU BASED UPON SUCH FAIR MARKET VALUE.
NOTICE TO NON-U.S. RESIDENTS:

YOU MAY HAVE ADDITIONAL TERMS AND CONDITIONS FOR YOUR AWARD, WHICH ARE DESCRIBED IN EXHIBIT A TO THIS AGREEMENT. IN ADDITION, IF YOU ARE A TAX RESIDENT OF A COUNTRY OUTSIDE THE U.S., YOUR TAX CONSEQUENCES MAY BE DIFFERENT THAN DESCRIBED ABOVE. AS A CONDITION TO THE SHARES BEING RELEASED TO YOU, THE COMPANY MUST COLLECT ALL REQUIRED INCOME, SOCIAL AND OTHER PAYROLL TAX WITHHOLDING THAT MAY BE DUE BY REASON OF THE GRANT OR VESTING OF THIS AWARD.
ADC TELECOMMUNICATIONS, INC.
THREE-YEAR TIME BASED
RESTRICTED STOCK UNIT AWARD AGREEMENT

TO:	STOCK PROGRAM ID#:
RSU#:	SAP EMPLOYEE ID#:
To encourage your continued employment with ADC Telecommunications, Inc. (the “Company”) or its Affiliates, you have been granted this restricted stock unit award (the “Award”) pursuant to the Company’s Global Stock Incentive Plan (the “Plan”). The Award represents the right to receive shares of Common Stock of the Company subject to the fulfillment of the vesting conditions set forth in this agreement and the additional terms and conditions set forth in Exhibit A to this agreement (collectively, this “Agreement”).
The terms of the Award are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The terms of the Award are:
1. Grant Date:
2. Number of Restricted Stock Units Subject to this Award:
3. Vesting Schedule: Subject to the other terms and conditions of this Agreement and the Plan, the Award will vest on                     , 2011 provided that you have been continuously employed since the Grant Date by the Company and its Affiliates. The day on which your Award is scheduled to vest pursuant to this Section 3 is referred to in this Agreement as the “Scheduled Vest Date.”
4. Conversion of Restricted Stock Units and Issuance of Shares. Subject to the other terms of the Award, upon the Scheduled Vest Date, you shall receive, in accordance with the terms and provisions of the Plan and this Agreement, one share of Common Stock for each restricted stock unit (the “Shares”). The Company will transfer such Shares to you as soon as administratively feasible following any vesting of the Award and your satisfaction of any required tax withholding obligations. No fractional shares shall be issued under this Agreement. No Shares shall be issued upon vesting of the Award unless such issuance complies with all relevant provisions of law and the requirements of any stock exchange upon which the Shares are then listed. You understand that your participation in the Plan is conditioned on the Company obtaining all necessary orders, decisions, rulings and approvals from the relevant governmental regulatory authorities. The Company reserves the right to determine the manner in which the Shares are delivered to you, including but not limited to delivery by direct registration with the Company’s transfer agent or delivery to a broker designated by the Company.
5. Termination of Employment. For all purposes of this Agreement, the term “Employment Termination Date” shall mean the earlier of:
     (a) the date, as determined by the Company, that you are no longer actively employed by the Company or an Affiliate of the Company, and in the case of an involuntarily termination, such date shall not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); or
     (b) the date, as determined by the Company, that your employer is no longer an Affiliate of the Company.
     (c) Except as provided in Sections 9(a), (b), (c) and (d) below, if your Employment Termination Date occurs before the Scheduled Vest Date, the entire Award as of your Employment Termination Date shall be forfeited and immediately cancelled.
     (d) The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall have the exclusive discretion to determine the Employment Termination Date.
6. Right to Shares. You shall not have any right in, to or with respect to any of the Shares (including any voting rights, rights with respect to cash dividends paid by the Company on shares of its Common Stock or any other rights whatsoever) issuable under the Award until the Award is settled by the issuance of such Shares to you.
7. Tax Withholding.
     (a) Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that Company and/or your Employer: (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or issuance of Shares, the subsequent sale of Shares acquired pursuant to such vesting and the receipt of any dividends or dividend equivalents (if any); and (2) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items. As a condition and term of this Award, no election under Section 83(b) of the United States Internal Revenue Code may be made by you with respect to this Award.
     (b) Prior to any taxable event arising as a result of the Award, you must make such arrangements as the Company or its Affiliates may permit or require for the satisfaction of tax withholding obligations (including U.S. federal, state and local taxes and any non-U.S. taxes or social contributions) that the Company determines are or may be required in connection with such event (the “Tax Withholding Obligation”). In connection with fulfilling your Tax Withholding Obligation, you must provide to the Company the following information and notify the Company of any changes to the same before any taxable event arises as a result of the Award: your residence address, and, if applicable to you because of your Retirement, the certification described in Section 9(c) regarding your acceptance of employment with any Competitor of the Company (the “Tax Withholding Information”). In the event you fail to timely and accurately meet your obligations regarding the provision and maintenance of Tax Withholding Information, then the Company may, in its sole discretion, cancel your right to receive any of the Shares that are subject to this Award. The Tax Withholding Information should be sent to ADC’s Stock Compensation Program address listed on the last page of this Agreement. If permitted by the Company, you may satisfy your Tax Withholding Obligation in one of the following two ways:
     (i) Direct Payment: you may elect to satisfy your Tax Withholding Obligation by delivering to the Company, no later than three (3) U.S. business days after any vesting (whether in whole or in part) of the Award, a wire transfer or certified or cashier’s check payable to the Company in U.S. dollars equal to the amount of the Tax Withholding Obligation, as determined by the Company. This is referred to as a “Cash Payment Election”; or
     (ii) Share Withholding: you may elect to have the Company retain from the Shares issuable upon any vesting (whether in whole or in part) of the Award that number of Shares having a Fair Market

Value upon such vesting that is sufficient to satisfy your Tax Withholding Obligation. This is referred to as a “Share Withhold Election.”
The Company reserves the right to specify from time-to-time which of the foregoing two elections will be available and to specify the time and manner for making an election. If no election is made by you or if you make a Cash Payment Election and fail to deliver the required funds to the Company on a timely basis, then the Company may, in its sole discretion, require a Share Withhold Election. Your acceptance of this Award constitutes your consent and authorization for the Company to take such action as may be necessary to effectuate either such election.
     (c) The Company may refuse to issue any Shares to you until you satisfy any Tax Withholding Obligation.
     (d) If your Tax Withholding Obligation is not satisfied by the means described above, you authorize your Employer to withhold all such obligations from your wages or other cash compensation paid to you by your Employer.
8. Transfer of Award. Your rights under the Award may not be sold, assigned, transferred, pledged or disposed of in any way, except by will or by the laws of descent and distribution.
9. Acceleration of Scheduled Vest Date/Portional Vesting.
     (a) In the event of a “Change in Control” of the Company both prior to the Scheduled Vest Date and while you remain employed by the Company or any of its Affiliates, then the entire Award shall become immediately vested on the effective date of such Change in Control. For purposes of this Agreement, the following terms shall have the following meanings:
(1) “Change in Control” shall mean:
     (i) a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement;
     (ii) the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities, determined in accordance with Rule 13d-3, excluding, however, any securities acquired directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company); however, that for purposes of this clause the term “person” shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan;
     (iii) the Continuing Directors cease to constitute a majority of the Company’s Board of Directors;
     (iv) consummation of a reorganization, merger or consolidation of, or a sale or other disposition of all or substantially all of the assets of, the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the persons who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such Business Combination beneficially own voting securities of the corporation resulting from such Business Combination having more than fifty percent (50%) of the combined voting power of the outstanding voting securities of such resulting Corporation and (B) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were Continuing Directors at the time of the action of the Board of Directors of the Company approving such Business Combination;
     (v) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

     (vi) the majority of the Continuing Directors determine in their sole and absolute discretion that there has been a change in control of the Company.
     (vii) the definition of “Change in Control” is subject to changes as may be determined by the Committee as necessary to comply with the requirements of Section 409A of the Internal Revenue Code, as added by the American Jobs Creation Act.
(2) “Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (i) was a member of the Board of Directors on the date of this Agreement as first written above or (ii) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this subparagraph (b), “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities, but shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan; and “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.
(b) In the event your employment with your Employer is terminated prior to the Scheduled Vest Date because of your death or long-term disability, then on your Employment Termination Date this Award shall become immediately vested to the extent provided in the following schedule:
•	If your Employment Termination Date is two years or less but more than one year before your Scheduled Vest Date, then the Award shall vest with respect to the number of Shares equal to one-third of the Target Award Number (rounded down to the nearest whole Share); and

•	If your Employment Termination Date is one year or less before your Scheduled Vest Date, then the Award shall vest with respect to the number of Shares equal to two-thirds of the Target Award Number (rounded down to the nearest whole Share).
On your Employment Termination Date, the portion of your Award that does not vest will be forfeited and immediately cancelled. You hereby agree that any determination that your employment has been terminated because of a long-term disability shall be subject to the written acknowledgment and agreement of the Company’s legal department made in its sole discretion.
(c) In the event your employment with your Employer is terminated prior to the Scheduled Vest Date either because of your Retirement or a Divestiture and a Change in Control does not occur prior to the Scheduled Vest Date, a portion of this Award shall become vested on the Scheduled Vest Date to the extent provided in the following schedule:
•	If your Employment Termination Date is two years or less but more than one year before your Scheduled Vest Date, then the Award shall vest with respect to one-third of the Shares you would have received on the Scheduled Vest Date in accordance with Exhibit A if your employment with the Company had continued through the Scheduled Vest Date (rounded down to the nearest whole Share); and

•	If your Employment Termination Date is one year or less before your Scheduled Vest Date, then the Award shall vest with respect to two-thirds of the Shares you would have received on the Scheduled Vest Date in accordance with Exhibit A if your employment with the Company had continued through the Scheduled Vest Date (rounded down to the nearest Share).
(d) In the event your employment with your Employer is terminated prior to the Scheduled Vest Date either because of your Retirement or a Divestiture and a Change in Control occurs prior to the Scheduled

Vest Date, a portion of this Award shall become vested on the date of the Change in Control to the extent provided in the following schedule:
•	If your Employment Termination Date is two years or less but more than one year before your Scheduled Vest Date, then the Award shall vest with respect to the number of Shares equal to one-third of the Target Award Number (rounded down to the nearest whole Share); and

•	If your Employment Termination Date is one year or less before your Scheduled Vest Date, then the Award shall vest with respect to the number of the Shares equal to two-thirds of the Target Award Number (rounded to the nearest whole Share).
(e) In the event of your Retirement, any vesting of your Award also will be conditioned upon you not accepting employment with any Competitor of the Company at any time on or prior to the sooner of one year after your Employment Termination Date and the Scheduled Vest Date. Prior to the delivery of any Shares to you pursuant to Section 4 of this Agreement, the satisfaction of this condition must be evidenced by your execution of a written representation in a form prepared by, and reasonably acceptable to, the Company that such condition has been met by you. For the purposes of this Agreement, the following terms shall have the following meanings:
(1)	“Retirement” shall mean the voluntary termination of your employment with your Employer if (a) you are employed in a country on your Employment Termination Date that on the Grant Date was not a member of the European Union and (i) you are at least 55 years old, and (ii) your age in years plus your years of service (as defined by the Company in its sole discretion for the purposes of this Award) equals at least 65; or (b) you are employed in a country on your Employment Termination Date that on the Grant Date was a member of the European Union and you have at least 30 years of service (as defined by the Company in its sole discretion for the purposes of this Award).

(2)	“Divestiture” shall mean the sale or transfer of the business that employs you by the Company such that either (i) for any period of time immediately after the moment the divestiture closes you are an Employee of such business but are no longer employed by the Company or an Affiliate of the Company, or (ii) there has been an involuntary termination of your employment with your employer both in connection with and prior to the closing of the sale or transfer of such business; and

(3)	“Competitor of the Company” shall mean any person or entity who is, or is actively planning to engage in, the design, manufacture, sale, distribution or servicing of any products or services that are sold in competition with any of the products or services of the Company and its Affiliates at any time while you are employed by such person or entity.
10. Further Acts. You agree to execute and deliver any additional documents and to perform any other acts necessary to give full force and effect to the terms of this Agreement.
11. New, Substituted or Additional Securities. In the event of any stock dividend, stock split or consolidation or any like capital adjustment of any of the outstanding securities of the Company, all new, substituted or additional securities or other property to which you become entitled by reason of the Award shall be subject to forfeiture to the Company with the same force and effect as is the Award immediately prior to such event.
12. Severability. In the event that any provision of this Agreement is deemed to be invalid or unenforceable, the remaining provisions shall nevertheless remain in full force and effect without being impaired or invalidated in any way.
13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflict of laws principles. By accepting this Award, you agree to submit to the jurisdiction of any state or federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Agreement or the Award, and agree that all claims in respect of the action or proceeding may be heard and determined in any such court. You also agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. You hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waive any bond, surety, or other security that might be required of the Company or any of its Affiliates with respect thereto. You further agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.
14. Limitation on Rights; No Right to Future Grants; Extraordinary Item. By entering into this Agreement and accepting the Award, you acknowledge that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time as provided in the Plan; (b) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Award is an extraordinary item which is outside the scope of your employment contract, if any; (f) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the future value of the Shares subject to the Award is unknown and cannot be predicted with certainty, (h) neither the Plan, the Award nor the issuance of the Shares confers upon you any right to continue in the employ of (or any other relationship with) the Company or any of its Affiliates, nor do they limit in any respect the right of the Company or any of its Affiliates to terminate your employment or other relationship with the Company or any of its Affiliates, as the case may be, at any time, (i) no claim or entitlement to compensation or damages arises from termination of the Award which results from the termination of your employment by the Company or your Employer (for any reason and whether or not in breach of contract) or any diminution in value of the Award or Shares issued pursuant to the Award and you irrevocably release the Company and its Affiliates from any such claim that may arise, (j) you consent to the delivery by electronic means of any notices, documents or election forms related to the Award, the Plan or future grants under the Plan, if any, and (k) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive Awards under the Plan, if any, will terminate on the Employment Termination Date.
15. Data Privacy Consent. You hereby consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company and its Affiliates hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, and details of all Awards to you under the Plan, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country of residence or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country of residence. You may request a list with the names and addresses of any potential recipients of the Data by contacting ADC’s Global Rewards — Stock Group. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon settlement of the Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing ADC’s Global Rewards — Stock Group. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you may contact ADC’s Global Rewards — Stock Group.

Very truly yours,

ADC TELECOMMUNICATIONS, INC.

Vice President and General Counsel
ACCEPTANCE
Agreement Acceptance Instructions — Your Action Required

Step 1.	Log on to your account at www.etrade.com. If you do not have access to your ID and Password, please go to the following link for assistance:

https://us.etrade.com/e/t/user/resetpasswdpageone

Step 2:	Enter your ID and password; click on the alert that says: “You Have A New Award — Action Required”. You will then be taken to a screen that shows information regarding the Award.

Step 3.	On this page you will find two links: Take action required by your employer for your new Award and View your complete Award details including vesting schedules and plan documentation from your employer. Please review your documentation thoroughly.

Step 4.	After reviewing the materials in your Award package, click on Take action required by your employer for your new grant; enter your password and click the accept or decline button for each individual grant. If you click the decline button, you will not have accepted the Award.
Reminder about ADC’s Legal Agreement Acceptance Policy — IMPORTANT!
The Company requires you to notify it of your acceptance of the Award. An electronic acceptance through E*Trade must be received within sixty (60) calendar days after the delivery of this Agreement. During the 60-day period, the Company will provide several reminder messages to accept your Award. If you fail to make an electronic acceptance of the Award through E*Trade’s website within such 60-day period, the Award will be void, and it will have no force or effect. This means that the Award will be cancelled.
For questions regarding this Award, please contact ADC’s Global Rewards — Stock Group as follows:
Mail:
ADC Telecommunications, Inc.
Attn: ADC Global Rewards — Stock Group, MS 56
P.O. Box 1101
Minneapolis, MN 55440-1101 USA
Express Mail:
ADC Telecommunications, Inc.
Attn: ADC Global Rewards — Stock Group, MS 56
13625 Technology Drive
Eden Prairie, MN 55344 USA

E-mail:	stockprograms@adc.com
Facsimile:	(952) 238-1525
Telephone:	(952) 917-0576
(800) 366-3889 ext. 70576